Exhibit 99
NEWS RELEASE
FOR IMMEDIATE RELEASE: July 24, 2019

HELMERICH & PAYNE, INC. ANNOUNCES THIRD QUARTER FISCAL 2019 RESULTS

•	Quarterly U.S. Land adjusted average rig revenue increased by more than $495(1) per day, up approximately 2% sequentially

•	Quarterly U.S. Land adjusted average rig margin decreased by approximately $170(1) per day, down roughly 2% sequentially

•	H&P upgraded 2 FlexRigs® to super-spec(2) capacity during the third fiscal quarter of 2019 and received multi-year term contracts with attractive pricing

•
The Company incurred a non-cash impairment charge of $224 million related to excess drilling equipment and spares, primarily driven by the reduction of 53 rigs within our FlexRig4 fleet during the quarter

•	The Company sent its first super-spec FlexRig to Argentina and has a letter of intent to deploy a second super-spec FlexRig into the country with a different customer

•	H&P's drilling automation technology, AutoSlideSM, has been commercially deployed in four U.S. shale basins, with the next deployment scheduled during the fourth fiscal quarter

•	On June 5, 2019, Directors of the Company declared a quarterly cash dividend of $0.71 per share

Helmerich & Payne, Inc. (NYSE:HP) reported a net loss of $155 million or $(1.42) per diluted share from operating revenues of $688 million for the quarter ended June 30, 2019, compared to income of $61 million, or $0.55 per diluted share, on revenues of $721 million for the quarter ended March 31, 2019.  The net loss per diluted share for the third fiscal quarter and the net income for second fiscal quarter include $(1.82) and $(0.01), respectively, of after-tax losses comprised of select items(3). For the third fiscal quarter select items(3) were comprised of:

•	$0.15 of after-tax gains pertaining to early termination compensation, gains on sales, and discrete tax adjustments

•
$(1.97) of after-tax losses pertaining to impairments of drilling equipment and spares mainly driven by the downsizing of the Flex4 rig fleet, inventory write-downs, abandonments and accelerated depreciation, and a non-cash fair market adjustment to our equity investments

Net cash provided by operating activities was $250 million for the third quarter of fiscal 2019 compared to $200 million for the second fiscal quarter of fiscal 2019.

News Release
July 24, 2019

President and CEO John Lindsay commented, “The industry saw further softening in U.S. drilling activity resulting from a combination of crude oil price volatility and budget discipline by our customers. Against this backdrop, H&P produced solid quarterly operating results and maintained FlexRig super-spec utilization close to 90% during the quarter.
“Our expectation of seeing the bottom of the Company’s rig count during the quarter turned out to be premature as the full effect of the industry’s emphasis on disciplined capital spending continues to reverberate through the oil field services sector. As such, H&P exited the quarter in the U.S. with 214 active rigs, which was slightly below the low end of our guidance range. We are reluctant to predict another bottom and see further softening during our fourth fiscal quarter as our guidance would indicate. That said, the U.S. land industry super-spec utilization is close to 90%, and pricing remains firm for the best-in-class fleet.
“We believe this market environment, with its renewed emphasis on spending discipline and returns, is ideal for demonstrating the benefits of H&P’s software solutions and the meaningful impact these technologies have on well economics through enhanced wellbore quality and placement. AutoSlide, H&P’s drilling automation technology, has been deployed commercially in four U.S. shale basins; the Midland, the Eagle Ford, the Scoop/Stack and the Bakken. The Company anticipates introducing this technology to the Delaware Basin later this fiscal year. Additionally, the adoption of our FlexApps continues as customers see the value of these technologies as demonstrated by their requests to use them on non-H&P rigs. Our preparation to respond to this type of demand includes migrating our FlexApp offerings into our H&P Technologies (HPT) business segment and developing rig-neutral solutions to operate the software on non-H&P rigs.
“Our leadership position in the U.S. unconventional basins with FlexRigs and software solutions is allowing us to gain more traction in international markets. The Company saw a pick-up in activity in Bahrain and now has two active rigs. Last quarter we announced a contract to deliver our first super-spec rig into Argentina, and we expect it to commence operations in the fourth fiscal quarter. An additional letter of intent was signed to send a second super-spec FlexRig from the U.S. to Argentina to drill in the Vaca Muerta basin.”
Vice President and CFO Mark Smith also commented, “Despite the lower than expected activity in the U.S. during the quarter, H&P still performed well, generating $250 million in cash flow from operations. During the quarter, we also concluded an extensive evaluation of our Flex4 rig fleet and the expected future utilization of the related drilling equipment and spares on hand. This assessment resulted in downsizing the FlexRig4 fleet and non-cash impairment charges of approximately $225 million.
"It is important to point out three considerations regarding our Flex4 fleet. First, the Flex4 designed rigs are not currently economical candidates for upgrades or conversions to super-spec. Second, H&P started building these rigs in 2005 and has already received its full investment payback as well as generated excess returns over our internal hurdle rate on the Flex4 fleet. Third, over the next few quarters we anticipate realizing over $1.5 million or roughly $25-50 per revenue day in permanent cash cost savings resulting from the reduced costs associated with the decommissioned FlexRig4s as they are removed from the H&P fleet.
"We are pleased with H&P’s cash flow generation this quarter driven by healthy pricing levels and contractual terms as well as improvements in working capital management. Looking forward, our strong financial position and operating cash flow generation combined with our capex discipline, sets the Company up to deliver high levels of free cash flows.”
John Lindsay concluded, “H&P remains well positioned with the largest fleet of super-spec rigs and software solutions that provide improved wellbore quality and placement to deliver economic value. We believe we have the people, the rig fleet and the technology solutions to provide superior value for our customers and to achieve mutual, long-term success in this changing industry climate."
Operating Segment Results for the Third Quarter of Fiscal 2019

U.S. Land Operations:
Segment operating income decreased by $244.3 million to a loss of $138.2 million sequentially.  The decrease in operating results was primarily attributable to the impairment of drilling equipment and spares mainly driven by the downsizing of the Flex4 rig fleet, sequential decreases in revenue days and the adjusted average rig margin per day.  The number of quarterly revenue days decreased sequentially by approximately 7%.

Adjusted average rig revenue per day improved by $498 to $26,122(1) largely due to increased contributions from FlexApps and a slight increase in the average dayrate during the quarter.

News Release
July 24, 2019

The adjusted average rig expense per day increased sequentially by $667 to $14,862(1) as the quarter was impacted by unfavorable adjustments to self-insurance expenses compared to the prior quarter that benefited from favorable adjustments to self-insurance expenses. Corresponding adjusted average rig margin per day decreased $169 to $11,260(1).

The segment’s depreciation expense for the quarter includes non-cash charges of $2.1 million for abandonments and accelerated depreciation of used drilling rig components related to rig upgrades, compared to similar non-cash charges of $5.3 million during the second fiscal quarter of 2019.

International Land Operations:
Segment operating income decreased by $13.0 million to a loss of $5.0 million sequentially.  The decrease in operating income was primarily attributable to an impairment of drilling equipment and spares driven by the downsizing of the Flex4 rig fleet, sequential decreases in revenue days, and start-up costs for rigs in Argentina and Bahrain.  Revenue days decreased during the quarter by 3% to 1,510 while the adjusted average rig margin per day decreased by $3,957 to $7,904(1).

Offshore Operations:
Segment operating income increased by $0.5 million to $5.1 million sequentially.  The number of quarterly revenue days on H&P-owned platform rigs increased sequentially by approximately 1%, while the average rig margin per day increased sequentially by $7,001 to $12,421 primarily due to higher margin work during the quarter. Segment operating income from management contracts on customer-owned platform rigs contributed approximately $2.0 million, compared to approximately $4.7 million during the prior quarter.

H&P Technologies:
The segment had an operating loss of $8.8 million this quarter as compared to an operating loss of $7.9 million during the previous quarter.  The $0.9 million sequential increase in the operating loss was due primarily to lower revenues associated with the lower industry rig count.

Operational Outlook for the Fourth Quarter of Fiscal 2019

U.S. Land Operations:

•
Quarterly revenue days expected to decrease by approximately 5%-6% sequentially representing a roughly 6%-7% decrease in the average number of active rigs; we expect to exit the quarter at between 193-203 active rigs

•
Average rig revenue per day expected to be down slightly to between $25,250-$25,750 (excluding any impact from early termination revenue) with the primary cause of the decline relating to FlexApps now being included in HPT revenues in the fourth fiscal quarter

•	Average rig expense per day expected to be between $14,350-$14,850

•	We expect to upgrade 1-2 FlexRigs to walking super-spec capabilities during the quarter

International Land Operations:

•	Quarterly revenue days expected to increase slightly, representing an average rig count of 17-18 rigs for the quarter

•	Average rig margin per day expected to be flat at $7,500-$8,500 due to rig start-up and mobilization costs

News Release
July 24, 2019

Offshore Operations:

•	Quarterly revenue days expected to increase by approximately 1% sequentially, representing an average rig count of 6 rigs for the quarter

•	Average rig margin per day expected to be flat at $12,000-$13,000

•	Management contracts expected to generate approximately $2 million in operating income

HP Technologies:

•	Fiscal fourth quarter revenue, inclusive of FlexApps, is expected to be between $17-$19 million

Other Estimates for Fiscal 2019

•
Capital expenditures are now expected to be at the lower end of our previous range of approximately $500 to $530 million with roughly 35% expected for super-spec upgrades, 33-38% expected for maintenance and 27-32% expected for continued reactivations and other bulk purchases.

•	Depreciation is now expected to be approximately $565 million, inclusive of abandonment and accelerated depreciation charges estimated at approximately $15 million.

Select Items Included in Net Income per Diluted Share

Third Quarter of Fiscal 2019 net loss of $(1.42) per diluted share included $(1.82) in after-tax losses comprised of the following:

•	$0.01 of after-tax income from long-term contract early termination compensation from customers

•	$0.06 of income tax adjustments related to certain discrete tax items

•	$0.08 of after-tax gains related to the sale of used drilling equipment

•	$(0.02) of non-cash after-tax losses from abandonment charges and accelerated depreciation related to the decommissioning of used drilling equipment

•	$(0.06) of non-cash after-tax losses from inventory write-downs, some of which result from the downsizing of the Flex4 rig fleet

•	$(0.11) of non-cash after-tax losses related to the fair market adjustment of equity investments

•	$(1.78) of non-cash after-tax losses from impairments of drilling equipment and spares driven by the downsizing of the Flex4 rig fleet

Second Quarter of Fiscal 2019 net income of $0.55 per diluted share included $(0.01) in after-tax losses comprised of the following:

•	$0.01 of after-tax income from long-term contract early termination compensation from customers

•	$0.04 of non-cash after-tax gains related to the fair market adjustment of equity investments

•	$0.08 of after-tax gains related to the sale of used drilling equipment

•	$(0.04) of non-cash after-tax losses from abandonment charges and accelerated depreciation related to the decommissioning of used drilling equipment

•	$(0.10) of non-cash after-tax losses from discontinued operations related to adjustments resulting from currency fluctuations

News Release
July 24, 2019

 Conference Call

A conference call will be held on Thursday, July 25, 2019 at 11:00 a.m. (EDT) with John Lindsay, President and CEO, Mark Smith, Vice President and CFO, and Dave Wilson, Director of Investor Relations to discuss the Company’s fiscal third quarter 2019 results. Dial-in information for the conference call is (866) 342-8591 for domestic callers or (203) 518-9713 for international callers.  The call access code is ‘Helmerich’.  You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.hpinc.com and accessing the corresponding link through the Investor Relations section by clicking on “INVESTORS” and then clicking on “Event Calendar” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world.  H&P also develops and implements advanced automation, directional drilling and survey management technologies. H&P’s fleet includes 299 land rigs in the U.S., 31 international land rigs and eight offshore platform rigs. For more information, see H&P online at www.hpinc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

Note Regarding Trademarks.  Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business.  Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig, FlexApp and AutoSlide, which may be registered or trademarked in the U.S. and other jurisdictions.

(1) See the Selected Statistical & Operational Highlights table(s) for details on the revenues or charges excluded on a per revenue day basis.  The inclusion or exclusion of these amounts results in adjusted revenue, expense, and/or margin per day figures, which are all non-GAAP measures.
(2) The term “super-spec” herein refers to rigs with the following specifications: AC drive, 1,500 hp drawworks, 750,000 lbs. hookload rating, 7,500 psi mud circulating system and multiple-well pad capability.
(3) See the corresponding section of this release for details regarding the select items.

Contact:  Dave Wilson, Director of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
July 24, 2019

HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018
CONSOLIDATED STATEMENTS OF OPERATIONS			As adjusted		As adjusted
Operating revenues
Contract drilling	$684,788	$717,653	$637,548	$2,139,798	$1,763,939
Other	3,186	3,215	11,324	9,642	26,504
	687,974	720,868	648,872	2,149,440	1,790,443
Operating costs and expenses
Contract drilling operating expenses, excluding depreciation and amortization	443,114	441,719	443,087	1,372,426	1,199,422
Operating expenses applicable to other revenues	1,414	1,620	1,424	4,308	3,728
Depreciation and amortization	143,297	143,161	144,579	427,917	433,521
Asset impairment charge	224,327	—	—	224,327	—
Research and development	7,066	7,262	5,479	21,347	13,149
Selling, general and administrative	46,590	43,506	52,310	144,604	147,005
Gain on sale of assets	(9,960)	(11,546)	(4,313)	(27,050)	(15,133)
	855,848	625,722	642,566	2,167,879	1,781,692
Operating income (loss) from continuing operations	(167,874)	95,146	6,306	(18,439)	8,751
Other income (expense)
Interest and dividend income	2,349	2,061	2,109	6,861	5,680
Interest expense	(6,257)	(6,167)	(5,993)	(17,145)	(17,794)
Gain (loss) on investment securities	(13,271)	5,878	—	(50,228)	—
Other	(1,599)	17	(61)	(1,051)	170
	(18,778)	1,789	(3,945)	(61,563)	(11,944)
Income (loss) from continuing operations before income taxes	(186,652)	96,935	2,361	(80,002)	(3,193)
Income tax provision (benefit)	(32,031)	25,078	10,535	(5,602)	(494,028)
Income (loss) from continuing operations	(154,621)	71,857	(8,174)	(74,400)	490,835
Income from discontinued operations before income taxes	7,244	2,889	8,383	22,798	9,127
Income tax provision	7,306	13,855	8,217	23,231	19,743
Income (loss) from discontinued operations	(62)	(10,966)	166	(433)	(10,616)
Net income (loss)	$(154,683)	$60,891	$(8,008)	$(74,833)	$480,219
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(1.42)	$0.65	$(0.08)	$(0.71)	$4.47
Loss from discontinued operations	$—	$(0.10)	$—	$—	$(0.10)
Net income (loss)	$(1.42)	$0.55	$(0.08)	$(0.71)	$4.37
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(1.42)	$0.65	$(0.08)	$(0.71)	$4.45
Loss from discontinued operations	$—	$(0.10)	$—	$—	$(0.10)
Net income (loss)	$(1.42)	$0.55	$(0.08)	$(0.71)	$4.35
Weighted average shares outstanding (in thousands):
Basic	109,425	109,406	108,905	109,324	108,818
Diluted	109,425	109,503	108,905	109,324	109,338

“As Adjusted” – Effective October 1, 2018, we adopted Accounting Standards Update No. 2017-07, Compensation-Retirement Benefits – (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.  The statement of operations for the three and nine months ended June 30, 2018 have been adjusted to reflect changes that were applied retrospectively from that adoption.

News Release
July 24, 2019

HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands)

	June 30,	September 30,
CONDENSED CONSOLIDATED BALANCE SHEETS	2019	2018
Assets
Cash and cash equivalents	$334,775	$284,355
Short-term investments	45,748	41,461
Other current assets	735,715	789,734
Total current assets	1,116,238	1,115,550
Investments	48,291	98,696
Property, plant and equipment, net	4,583,673	4,857,382
Other noncurrent assets	149,177	143,239
Total Assets	$5,897,379	$6,214,867

Liabilities and Shareholders' Equity
Current liabilities	$390,526	$377,168
Long-term debt, net of debt issuance costs	491,651	493,968
Other noncurrent liabilities	905,517	946,742
Noncurrent liabilities - discontinued operations	14,631	14,254
Total shareholders’ equity	4,095,054	4,382,735
Total Liabilities and Shareholders' Equity	$5,897,379	$6,214,867

News Release
July 24, 2019

HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands)

	Nine Months Ended June 30,
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	2019	2018
		As adjusted
OPERATING ACTIVITIES:
Net income (loss)	$(74,833)	$480,219
Adjustment for loss from discontinued operations	433	10,616
Income (loss) from continuing operations	(74,400)	490,835
Depreciation and amortization	427,917	433,521
Asset impairment charge	224,327	—
Amortization of debt discount and debt issuance costs	1,176	798
Provision for bad debt	544	598
Stock-based compensation	25,467	23,472
Loss on investment securities	50,228	—
Gain on sale of assets	(27,050)	(15,133)
Deferred income tax benefit	(25,503)	(498,491)
Other	5,356	3,735
Changes in assets and liabilities	51,365	(67,757)
Net cash provided by operating activities from continuing operations	659,427	371,578
Net cash used in operating activities from discontinued operations	(56)	(150)
Net cash provided by operating activities	659,371	371,428

INVESTING ACTIVITIES:
Capital expenditures	(403,570)	(322,658)
Purchase of short-term investments	(71,852)	(52,159)
Payment for acquisition of business, net of cash acquired	(2,781)	(47,886)
Proceeds from sale of short-term investments	68,015	52,470
Proceeds from asset sales	36,227	28,049
Net cash used in investing activities	(373,961)	(342,184)

FINANCING ACTIVITIES:
Dividends paid	(235,058)	(230,368)
Debt issuance costs paid	(3,912)	—
Proceeds from stock option exercises	2,901	5,160
Payments for employee taxes on net settlement of equity awards	(6,420)	(5,978)
Payment of contingent consideration from acquisition of business	—	(10,625)
Net cash used in financing activities	(242,489)	(241,811)

Net increase (decrease) in cash and cash equivalents and restricted cash	42,921	(212,567)
Cash and cash equivalents and restricted cash, beginning of period	326,185	560,509
Cash and cash equivalents and restricted cash, end of period	$369,106	$347,942

“As Adjusted” – Effective October 1, 2018, we adopted Accounting Standards Update No. 2016-18, Statement of Cash Flows – (Topic 230): Restricted Cash and Accounting Standards Update No. 2016-15, Statement of Cash Flows – (Topic 230): Classification of Certain Cash Receipts and Cash Payments.  The cash flow statement for the nine months ended June 30, 2018 has been adjusted to reflect changes that were applied retrospectively from those adoptions.

News Release
July 24, 2019

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,
SEGMENT REPORTING (in thousands)	2019	2019	2018	2019	2018

U.S. LAND OPERATIONS
Operating revenues	$591,455	$622,204	$536,582	$1,837,900	$1,480,951
Direct operating expenses	374,097	377,984	362,037	1,160,887	978,789
Research and development	165	—	—	165	—
Selling, general and administrative expense	11,450	11,169	14,788	34,276	42,792
Depreciation	127,040	126,912	125,418	378,062	373,211
Asset impairment charge	216,908	—	—	216,908	—
Segment operating income (loss)	$(138,205)	$106,139	$34,339	$47,602	$86,159

Revenue days	19,846	21,262	19,917	63,040	56,946
Average rig revenue per day	$26,155	$25,681	$23,698	$25,686	$23,027
Average rig expense per day	$15,202	$14,195	$14,934	$14,947	$14,209
Average rig margin per day	$10,953	$11,486	$8,764	$10,739	$8,818
Rig utilization	62%	67%	63%	66%	60%

INTERNATIONAL LAND OPERATIONS
Operating revenues	$46,283	$50,808	$63,297	$163,378	$178,970
Direct operating expenses	34,146	33,051	46,810	114,736	132,796
Selling, general and administrative expense	1,150	794	995	4,225	2,959
Depreciation	8,591	8,995	11,160	27,423	36,044
Asset impairment charge	7,419	—	—	7,419	—
Segment operating income (loss)	$(5,023)	$7,968	$4,332	$9,575	$7,171

Revenue days	1,510	1,559	1,762	4,828	4,878
Average rig revenue per day	$29,669	$31,130	$33,941	$32,285	$34,919
Average rig expense per day	$21,650	$19,269	$23,947	$21,261	$24,941
Average rig margin per day	$8,019	$11,861	$9,994	$11,024	$9,978
Rig utilization	51%	54%	51%	55%	47%

OFFSHORE OPERATIONS
Operating revenues	$37,674	$34,583	$37,669	$109,167	$104,018
Direct operating expenses	28,869	26,984	30,146	82,158	74,863
Selling, general and administrative expense	1,145	805	1,126	2,719	3,397
Depreciation	2,582	2,263	2,617	7,512	7,804
Segment operating income	$5,078	$4,531	$3,780	$16,778	$17,954

Revenue days	546	540	574	1,611	1,484
Average rig revenue per day	$39,643	$31,361	$35,293	$35,561	$34,924
Average rig expense per day	$27,222	$25,941	$30,607	$26,276	$26,394
Average rig margin per day	$12,421	$5,420	$4,686	$9,285	$8,530
Rig utilization	75%	75%	79%	74%	68%

H&P TECHNOLOGIES
Operating revenues	$9,376	$10,141	$7,693	$29,353	$16,842
Direct operating expenses	6,357	4,214	4,500	15,859	14,105
Research and development	4,801	7,262	5,479	19,082	13,149
Selling, general and administrative expense	5,204	4,782	5,071	16,085	10,889
Depreciation and amortization	1,824	1,816	1,695	5,415	5,099
Segment operating loss	$(8,810)	$(7,933)	$(9,052)	$(27,088)	$(26,400)

News Release
July 24, 2019

Operating statistics exclude the effects of offshore platform management contracts and gains and losses from translation of foreign currency transactions and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.
Reimbursed amounts were as follows:

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018
U.S. Land Operations	$72,386	$76,172	$64,587	$218,648	$169,652
International Land Operations	1,483	2,277	3,492	7,506	8,634
Offshore Operations	7,277	5,507	5,057	18,534	14,354
Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales, and other corporate income and expense. The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

News Release
July 24, 2019

The following table reconciles operating income (loss) per the information above to income (loss) from continuing operations before income taxes as reported on the Consolidated Statements of Operations.

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands)	2019	2019	2018	2019	2018
			As adjusted		As adjusted
Operating income (loss)
U.S. Land	$(138,205)	$106,139	$34,339	$47,602	$86,159
International Land	(5,023)	7,968	4,332	9,575	7,171
Offshore	5,078	4,531	3,780	16,778	17,954
H&P Technologies	(8,810)	(7,933)	(9,052)	(27,088)	(26,400)
Other	(731)	1,165	1,826	1,988	4,842
Segment operating income (loss)	$(147,691)	$111,870	$35,225	$48,855	$89,726
Gain on sale of assets	9,960	11,546	4,313	27,050	15,133
Corporate selling, general and administrative costs and corporate depreciation	(30,143)	(28,270)	(33,232)	(94,344)	(96,108)
Operating income (loss)	$(167,874)	$95,146	$6,306	$(18,439)	$8,751

Other income (expense):
Interest and dividend income	2,349	2,061	2,109	6,861	5,680
Interest expense	(6,257)	(6,167)	(5,993)	(17,145)	(17,794)
Gain (loss) on investment securities	(13,271)	5,878	—	(50,228)	—
Other	(1,599)	17	(61)	(1,051)	170
Total unallocated amounts	(18,778)	1,789	(3,945)	(61,563)	(11,944)

Income (loss) from continuing operations before income taxes	$(186,652)	$96,935	$2,361	$(80,002)	$(3,193)

“As Adjusted” –  Effective October 1, 2018, we implemented organizational changes, consistent with the manner in which our chief operating decision maker evaluates performance and allocates resources. Certain operations previously reported in “other” within our segment disclosures are now managed and presented within the new H&P Technologies reportable segment.  All segment disclosures have been recast for these segment changes.  Additionally, effective October 1, 2018, we adopted Accounting Standards Update No. 2017-07, Compensation-Retirement Benefits – (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.  Operating results for the three and nine months ended June 30, 2019 have been adjusted to reflect changes that were applied retrospectively from that adoption.

News Release
July 24, 2019

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

SELECTED STATISTICAL & OPERATIONAL HIGHLIGHTS
(Used to determine adjusted per day statistics for revenue and expense, which are non-GAAP measures)

	Three Months Ended
(in dollars per revenue day)	June 30, 2019	March 31, 2019
U.S. Land Operations
Total impact on U.S. Land revenue per day:	$33	$57
Total impact on U.S. Land expense per day:	340	0
International Land Operations
Total impact on International Land revenue per day:	$115	$0

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	July 24,	June 30,	March 31,	Q3FY19
	2019	2019	2019	Average
U.S. Land Operations
Term Contract Rigs	138	143	146	142.4
Spot Contract Rigs	69	71	80	75.7
Total Contracted Rigs	207	214	226	218.1
Idle or Other Rigs	92	85	124	131.9
Total Marketable Fleet	299	299	350	350.0

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(1)
(Estimated Quarterly Average — as of 07/24/19)

	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Segment	FY19	FY20	FY20	FY20	FY20	FY21	FY21
U.S. Land Operations	137.9	120.6	91.7	76.5	62.1	44.1	18.9
International Land Operations	11.7	11.0	7.2	2.1	1.0	1.0	1.0
Offshore Operations	0.0	—	—	—	—	—	—
Total	149.6	131.6	98.9	78.6	63.1	45.1	19.9

(1) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.